                                                                   Exhibit 10.41

                                    AGREEMENT
                                     BETWEEN
                              CONNETICS CORPORATION
                                       AND
                             HOFFMANN-LA ROCHE INC.

                           SALE AND PURCHASE AGREEMENT

      This Sale and Purchase Agreement made as of the 2nd day of February, 2004 by and between Connetics Corporation, a corporation organized and existing under the laws of the State of Delaware, having offices at 3290 W. Bayshore Road, Palo Alto, California 94303 ("Connetics") and Hoffmann-La Roche Inc., a corporation organized and existing under the laws of the State of New Jersey, having offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche").

      WHEREAS, Roche has marketed a pharmaceutical product under the trademark Soriatane(R) that contains acitretin as its active ingredient;

      WHEREAS, Roche has developed know-how and owns rights to Soriatane(R)-brand acitretin;

      WHEREAS, Roche and Connetics have entered into a non-disclosure agreement, dated December 12, 2003 ("Non-Disclosure Agreement") under which Roche and Connetics shared information with regard to the development, manufacture and commercialization of the above product;

      WHEREAS, Roche and its Affiliates collectively have rights to the above product, including the trademarks; and

      WHEREAS, Connetics desires to acquire rights to the above product in the United States of America and Roche desires to divest such rights.

      NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein, Roche and Connetics agree as follows:
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                             ARTICLE 1 - DEFINITIONS

      The following terms used in this Agreement shall have the meaning set forth in this Article:

1.1   "Affiliate" means:

      (i) an organization of which greater than fifty percent (50%) of the voting stock is controlled or owned, directly or indirectly, by either Party to this Agreement;

      (ii) an organization which directly or indirectly owns or controls greater than fifty percent (50%) of the voting stock of either Party to this Agreement; or


      (iii) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either Party to this Agreement.

      Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, and Chugai Pharmaceutical Company, Ltd shall not be deemed an Affiliate of Roche.

1.2   "Agreement" means this Sale and Purchase Agreement.

1.3   "API" means active pharmaceutical ingredient.

1.4   "Assets" has the meaning ascribed to such term in Section 2.1.



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1.5   "Assumed Liabilities" has the meaning ascribed to such term in Section
      3.6.

1.6 "Closing" means the event defined in Section 8.4 and "Closing Date" means the date of the event defined in Section 8.4.

1.7 "Domain Names" means the domain names that are registered in the name of Roche and listed in Schedule 1.7.

1.8   "FDA" means the United States Food and Drug Administration.

1.9 "HSR Act" shall have the meaning ascribed in Section 8.1 of this Agreement.

1.10 "IDP" means the intermediate drug product, which is the API plus excipients after milling and spray drying.

1.11 "IND" means investigational new drug application number IND 25,782, filed January 25, 1985. For purposes of this Agreement, the term "IND" includes all correspondence with the Food and Drug Administration relating to the IND.

1.12 "Inventory" means all finished goods inventory (finished, packaged, ready for sale Product, including sample packs and starter packs) in the Territory or destined for sale in the Territory as of the Closing Date, as listed in Schedule 4.1.



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
1.13 "NDA" means new drug application number NDA 19-821, filed February 26, 1988. For purposes of this Agreement, the term "NDA" includes all correspondence with the Food and Drug Administration relating to the NDA, and earlier filed (but withdrawn) new drug applications.

1.14  "NDC" means the National Drug Code assigned to a drug product listed under
      Section 510 of the Federal Food, Drug, and Cosmetic Act.

1.15 "Product" means a product as sold in connection with the Trademark and having the API acitretin.

1.16  "Related Marks" means trademarks listed in Schedule 1.16.

1.17 "Signing Date" shall mean the date this Agreement becomes fully executed by both Parties.

1.18 "Transfer Know-How" means any and all technical data and records necessary to enable Connetics to manufacture and sell the Product, market research and information owned or controlled by Roche that is related solely to the Product, API and/or IDP, as identified in Exhibit 1.



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1.19  "Trademark" means the trademark Soriatane(R) in the Territory and the goodwill associated therewith.

1.20  "Territory" means the United States of America, including its territories.

1.21  In the definitions, the singular shall include the plural and vice versa.

                         ARTICLE 2 - TRANSFER OF ASSETS

      2.1 Assets.

      (a) Subject to the terms and conditions of this Agreement, Roche shall assign and shall deliver to Connetics at Closing all of Roche's right, title and interest in and to (i) the Trademark and the Related Marks, (ii) the Domain Names, (iii) the NDA, (iv) the IND, (v) all Transfer Know-How and intellectual property related to the Product, (vi) the drug master files for the Product and the API in the Product (or, alternatively, written authorization for Connetics to reference the applicable drug master files), (vii) the Psoria-Sense(R) consumer database related to the Product, to the extent that Roche has a legal right to transfer the database, and (viii) all Inventory (collectively, the "Assets"), free of any encumbrances other than the Assumed Liabilities.

      (b) The rights granted under this Agreement are limited to the Territory. Accordingly, unless Roche gives its prior written consent, Connetics shall avoid making sales that would likely result in Product being shipped or sold outside the Territory, and shall use commercially reasonable efforts to prevent Product from being shipped or sold outside the Territory.



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      (c) As Roche will continue to manufacture pharmaceutical products containing acitretin or etretinate as an active ingredient and to sell such pharmaceutical products under the Tigason or NeoTigason trademark outside of the Territory, Roche shall avoid making sales that would likely result in such pharmaceutical products or their active pharmaceutical ingredients being sold for end use in the Territory or shipped into the Territory as the ultimate destination, and shall use commercially reasonable efforts to prevent such pharmaceutical products from being sold for end use in the Territory or shipped into the Territory as the ultimate destination.

      (d) Except as expressly stated herein, Roche does not, under this Agreement, convey any interest in any assets not expressly listed in this
Article 2.

      2.2 Perfecting Rights.

      (a) Roche shall as soon as reasonably practicable after the Closing Date provide Connetics with the Transfer Know-How and shall execute any document necessary to perfect in Connetics the ownership rights in the Trademark and the Related Marks, NDA, IND, and Domain Names, as described in Section 2.1. Connetics shall have the right to use Transfer Know-How to make, have made, use, import and sell the Product in the Territory.

      (b)   (i)   Subject to clause (ii) below, as of the Closing Date,
                  Roche hereby assigns to Connetics all of its rights, title, interests and claims in, and with respect to, its rights under all contracts, including managed care contracts, to which Roche is a party related to the Product in the Territory to Connetics, as identified in Schedule 7.6.

            (ii) Notwithstanding anything in this Agreement to the contrary, Roche shall not be required to assign any contract, claim, or right arising thereunder or


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                  resulting therefrom if an attempted assignment thereof,
                  without the consent of a third party thereto, would constitute a breach of such contract, claim, or right. However, Roche shall cooperate with Connetics, in all reasonable respects, to provide to Connetics the benefits under any such contract, claim or right.

      2.3 Roche Housemarks. Roche grants to Connetics for a period of one (1) year beginning on the Closing Date (or such longer period as shall be necessary to exhaust the Inventory, but in no event later than eighteen (18) months after the Closing Date) permission for Connetics to use Roche trademarks, including the Roche hexagon, that appear on existing Product packaging materials in the Inventory and related package inserts and marketing, sales, instructional and other accompanying literature existing as of the Closing Date ("Roche Housemarks") solely for the purpose of allowing Connetics to sell such Inventory and distribute such literature during such period. Connetics shall not use the Roche Housemarks other than as they appear on materials in Inventory existing as of the Closing Date. The Roche Housemarks include the logo depicted in Exhibit 2 (the "Roche Avoid Pregnancy Logo"). If the FDA should require Connetics to continue using the Roche Avoid Pregnancy Logo on Product labeling, then Roche shall grant Connetics a fully paid-up license to use the logo solely on Product labeling for so long as the FDA requires Connetics to use the logo as part of the Product labeling, subject to the terms and conditions of a trademark license agreement to be negotiated in good faith by the Parties.



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      2.4 Technology Transfer. Roche shall transfer to Connetics, at no additional cost to Connetics, such manufacturing technology and Transfer Know-How so as to permit Connetics or another entity to manufacture and test Product and the API and IDP in the Product, and Roche agrees to fully and promptly cooperate with Connetics to facilitate the transition. Roche agrees to continue to provide such assistance to Connetics until September 30, 2004. Such assistance shall not exceed thirty-five (35) person-days unless the Parties agree otherwise. In addition to the coordination process described in Section 3.5, the Parties shall form a technology transfer committee with representatives from each company to facilitate the transfer of the Transfer Know-How.

                  ARTICLE 3 - RESPONSIBILITIES AND COORDINATION

      3.1 Product Approval Efforts. Connetics, at its sole cost, shall be solely responsible for obtaining any approvals that may be necessary for transferring the Product to Connetics. Moreover, Connetics as soon as practicable (but not later than thirty (30) days after the Closing Date) shall assume full responsibility for maintaining the NDA including without limitation complying with FDA reporting requirements with respect to the Product. Roche agrees to provide all documents that Connetics may need to support any such necessary approvals for transferring the Product to Connetics. Roche will continue to perform all required stability testing for all batches of Product manufactured by Roche prior to the Closing Date, at no additional cost to Connetics. Roche will provide to Connetics all necessary information in Roche's possession or control for the first annual report, which will be prepared and submitted by Connetics. Each Party shall furnish the other Party with an annual update regarding the regulatory status of the Product for their respective territories.



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      3.2 Marketing and Commercial Operations.

      (a) As of the Closing Date, Connetics, at its sole cost, shall be solely responsible for the marketing, distribution and sale of the Product in the Territory. No later than the Closing Date, Roche shall supply to Connetics all marketing materials then currently available and in use solely for the Product, together with all available past marketing materials, marketing research materials, and sales operations records and training materials that are solely related to sale of the Product. If no training materials solely related to the Product are available, then Roche shall provide redacted training materials relevant to the Product. For avoidance of doubt, Roche shall not redact sales operations records and will not provide any sales operations records that relate to products other than the Product even if such records also pertain to the Product.

      (b) Commercial Operations Transferred in One Month. Subject to the indemnification provisions in Article 6 below, and to the financial administration provisions set forth in this Article 3, as soon as practicable (but not later than one (1) month after the Closing Date, Connetics assumes sole responsibility for the following activities with respect to the Product in the
Territory:

            (i) administering sales, filling orders, and handling distribution, inventory and receivables with respect to the Product in the Territory; and


            (ii) communicating with dispensers, distributors, end-users unless Connetics solicits and Roche agrees to participate in such communication.

      (c) Commercial Operations Transferred in Two Months. Subject to the indemnification provisions in Article 6 below, as soon as practicable (but not later than two (2)


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months after the Closing Date), Connetics assumes sole responsibility for the following actions with respect to the Product in the Territory:

      (i) responding to product and medical questions and complaints relating to the Product. Roche agrees that it shall refer any such complaints which it receives to Connetics, as soon as reasonably practicable;

      (ii) subject to Section 4.5, handling all recalls of the Product in the Territory; provided however, recalls of any Product sold or otherwise distributed by Roche other than to Connetics shall be the responsibility of Roche and not Connetics; and

      (iii) communicating with any governmental agencies and satisfying their requirements regarding the authorization and/or continued authorization to market the Product in commercial quantities in the Territory, including obtaining NDC numbers.

      3.3 Financial Matters.

      (a) Accounting. All sales of Product on or after the Closing Date shall be for the benefit of Connetics. Roche shall be entitled to all receivables accrued prior to the Closing Date. The processing and financial responsibility for returns, rebates and chargebacks shall be as set forth in this Section 3.3. The Parties agree that for purposes of this Agreement, after the Closing Date, the terms "returns," "rebates," and "chargebacks" shall have the same meaning as Roche currentlyapplies, consistent with its current policies and practices and with the financial information disclosed to Connetics during the due diligence process.



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      (b) Financial Administration.

      (i) Net Receipts. For amounts billed by Roche on behalf of Connetics on or after the Closing Date relating to Product order fulfillment, Roche shall remit the related Net Receipts to Connetics on a monthly basis as outlined in Section 3.3(d)(i). "Net Receipts" means the amount invoiced by Roche on behalf of Connetics for sales of Product in the Territory less two-and-a-half percent (2.5%) for expenses not accounted for by Roche on a product-by-product basis, such as (i) freight and insurance, or similar costs which are incurred by Roche on behalf of Connetics as customary terms offered to customers for the sale of Product, (ii) cash discounts, or similar costs which are taken off invoice as customary terms offered to customers for the sale of Product, and (iii) bad debt.

      (ii) Rebates. Roche shall continue to process all rebates related to sales of those NDC's of the Product supplied to Connetics under
            Section 4.1. Roche shall process and pay for rebates in the ordinary course of business consistent with its current policies. Roche shall be financially responsible for rebates invoiced by any state governments (1) in any quarter before the quarter in which the Closing Date occurs, (2) in the quarter in which the Closing Date occurs; and (3) in the first quarter after the quarter in which the Closing Date occurs; and Connetics shall be financially responsible for rebates invoiced by any state governments beginning two quarters after the quarter in which the Closing Date occurs. For example, if the Closing Date is March 1, 2004, then Roche shall be responsible for rebates invoiced during the first and second quarters of 2004 (January through


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            June 2004) and for any quarters prior those quarters, and Connetics shall be responsible for rebates invoiced after June 30, 2004.

      (iii) Notification of Third Parties. Roche shall notify all parties with purchase contracts covering the NDC's of the Product supplied under
            Section 4.1 that the contract will terminate as to those NDC's of the Product in accordance with its terms as soon as commercially practicable after the Closing Date. The Parties shall expeditiously coordinate the transfer of Product sales under any government contracts in accordance with the terms of those contracts and any applicable government statutes and regulations.

      (iv) Chargebacks. Roche shall continue to process and pay for all chargebacks related to the Product until such time as Roche's contract with a particular customer has terminated. Roche shall be financially responsible for all chargebacks with an invoice date (i.e., the date on which a wholesaler invoices the end customer) within two (2) months following Closing ("Chargeback Tail Period"); and Connetics shall be financially responsible for all chargebacks with an invoice date after the Chargeback Tail Period. Roche shall process and pay for chargebacks in the ordinary course of business consistent with its current policies.

      (v) Industrial Funding Fee. Roche shall continue to process and pay for all government-imposed fees, including the Industrial Funding Fee, related to sales of the Product ("Government Fees") until Roche's contracts with the government have terminated with respect to the Product. Roche shall be financially responsible for all Government Fees relating to sales of the Product until the Closing Date; and Connetics shall be financially responsible for all Government


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            Fees related to sales of the Product on or after the Closing Date.
            Roche shall process and pay for Government Fees in the ordinary course of business consistent with its current policies.

      (c) Returns. For a period of three (3) months following the Closing Date ("Return Processing Period"), Roche shall continue to handle and process all returns of the Product according to Roche's normal policies andprocedures (a copy of which is attached as Exhibit 4. Any returns received directly by Connetics during the Return Processing Period shall be forwarded to Roche's designated facility at Roche's expense for handling of the returned Product and processing of customer credits, unless the Product is in a condition that allows it, under current good manufacturing practices of the FDA, as set forth in 21 C.F.R. Parts 210 and 211 ("GMP"), to be returned to inventory for resale byConnetics, in which case Connetics shall return the Product to its inventory. If the Product is returned to inventory for resale by Connetics or if the return relates to one of the lots included in the Inventory, then Connetics will bear the cost of the return and process the customer credit accordingly with no cost chargeable to Roche. After the Return Processing Period, Connetics shall handle all returns of the Product and process customer credits according to Connetics' policies and procedures. Any returns received directly by Roche after the Return Processing Period shall be forwarded to Connetics or Connetics' designated facility at Connetics' expense for handling of the returned Product and processing of customer credits. Neither Party shall take any action to encourage, discourage, or delay the return of any Product.

      (d) Processing Payments. Payments for Net Receipts, chargebacks, rebates, fees and returns shall be processed as follows:



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      (i)   Net Receipts. Within fifteen (15) business days after the end of each month, Roche shall send a report summarizing the calculation of Net Receipts for such month. Roche shall remit to Connetics payment for Net Receipts by wire transfer within thirty (30) business days after the report is sent. Payment for Net Receipts shall continue so long as Roche continues to invoice customers for sales of Product on behalf of Connetics pursuant to Section 3.3(b)(i).

      (ii)  Rebates.

            (A) Connetics Rebates. Within thirty (30) business days after the end of each quarter, Roche shall send an invoice and a report summarizing all rebates paid by Roche during that quarter (including all related supporting documentation Connetics may reasonably require), to the extent such amounts are owed by Connetics and paid by Roche. If any government invoices for rebates relating to the Product are received by Roche such that there is insufficient time to process that invoice along with the other government invoices for the quarter, then Roche shall defer invoicing Connetics for the late government invoice until the next quarter and include the amount invoiced in such late government invoice in Roche's invoice and report to Connetics for the next quarter. Connetics shall remit payment for such invoice, within thirty (30) business days after receipt of such invoice.

            (B) Roche Rebates. Within thirty (30) business days after the end of each quarter, Connetics shall send an invoice and a report summarizing all rebates paid by Connetics during that quarter (including all related supporting documentation Roche may reasonably require), if any, to the extent such amounts are owed by


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                  Roche and paid by Connetics. If any government invoices for rebates relating to the Product are received by Connetics such that there is insufficient time to process that invoice along with the other government invoices for the quarter, then Connetics shall defer invoicing Roche for the late government invoice until the next quarter and include the amount invoiced in such late government invoice in Connetics' invoice and report to Roche for the next quarter. Roche shall remit payment for such invoice within thirty (30) business days after receipt of such invoice.

            (iii) Chargebacks.

                  (A) During Chargeback Tail Period. If Connetics is charged for any chargebacks during the Chargeback Tail Period, then Connetics shall submit an invoice for the chargebacks with reasonable supporting information to Roche, and Roche shall reimburse Connetics for such chargebacks. Roche shall remit payment for any such invoice within thirty (30) business days after receipt of the invoice from Connetics.


                  (B) After Chargeback Tail Period. If Roche is charged for any chargebacks after the Chargeback Tail Period, then Roche shall submit an invoice for the chargebacks with reasonable supporting information to Connetics, and Connetics shall reimburse Roche for such chargebacks. Connetics shall remit payment for any such invoice within thirty (30) business days after receipt of the invoice from Roche.

            (iv) Returns. Notwithstanding anything in this Article 3 to the contrary, Roche shall continue to be financially responsible for a period of six (6) months after the


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                  Closing Date for returns of Product from Lots produced and sold by Roche prior to the Closing Date; provided, however, that Roche's exposure shall be limited to a maximum of $850,000. If aggregate returns attributable to Roche up to the end of the six (6) month period exceed $850,000, then Connetics will bear the incremental cost of Product returns. Thirty (30) days after the end of each calendar quarter after the Closing Date, Connetics shall send Roche an invoice for all Product returns for which Roche is financially responsible pursuant to this section 3.3(d)(iv), and Roche shall reimburse Connetics for such returns at a rate equal to ninety percent (90%) of Roche's wholesale acquisition price of Product as of the Signing Date. Consistent with Roche's return policies, Roche shall reimburse Connetics for partial returns on a pro rata basis; for example, for a 50% partial return, Roche shall reimburse Connetics for forty-five percent (45%) of Roche's wholesale acquisition price of Product as of the Signing Date (i.e., 90% of 50%). For returns related to partial lots allocated as set forth in Section 3.3(e), Connetics' invoice to Roche shall calculate Roche's percentage allocation.

         (v) Industrial Funding Fee. Within sixty (60) business days after the end of each quarter, Roche shall send an invoice and a report summarizing all Government Fees paid on behalf of Connetics for that quarter (including all related supporting documentation Connetics may reasonably require), to the extent such amounts are owed by Connetics and paid by Roche. Connetics shall remit payment for such invoice, within thirty
                  (30) business days after receipt of such invoice.

      (e) Lot Allocation. If the Inventory includes a partial lot of finished goods, Roche and Connetics will allocate financial responsibility for the returns of Product within lots


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according to a formula which calculates the ratio of (x) units of Product sold from the lot before the Closing Date or (y) units of Product sold from the lot on or after the Closing Date, divided by (in either case) (z) the total units of Product in the lot.

      (f) Sales and Pricing Information. Both Parties shall exchange sales and pricing information related to sales of Product to the extent that such information is needed to comply with this Agreement or a Party's government reporting obligations.


      3.4 Medical Questions. For up to two (2) months after the Closing Date both Parties shall coordinate responses to questions and complaints regarding the Product, with Connetics assuming complete responsibility at the earliest possible date. After such two (2) month period (or earlier assumption of responsibility by Connetics), Connetics shall be solely responsible for responding to all medical questions or complaints and Roche shall immediately refer any such medical questions or complaints, including all notices of adverse findings, adverse event files and safety reports, to Connetics for handling. Roche shall promptly transfer to Connetics its medical communications databases related to the Product, and shall cooperate fully with Connetics to transition the responsibility to Connetics. The Parties agree to enter into a separate pharmacovigilance agreement regarding the reporting of adverse events and the coordination of medical communications between Roche (for sales outside of the Territory) and Connetics (for Product sold in the Territory).

      3.5 Coordinators. To encourage a prompt and efficient transfer of responsibility and for obtaining FDA approval, the Parties shall each appoint one (1) authorized representative between whom communications will be conducted ("Coordinator"). Each Party will notify the


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other as to the name of the representatives so appointed. Either Party may appoint a new Coordinator at any time, upon written notice to the other Party. The Coordinators may confer and periodically meet to coordinate the transfer of the Product from Roche to Connetics. The Coordinators may not obligate the other Party in any way, financially or legally, with respect to the transfer of the manufacture of the Product, obtaining or maintaining FDA approval of the Product or commercialization of the Product. It is anticipated that the transfer of all commercial and regulatory responsibilities relating to the Product will be completed on or before December 31, 2004.

      3.6 Apportionment of Liabilities. Subject to Article 6, Connetics shall assume and be responsible for all liabilities related to the Product (including Product that is used, sold or distributed on behalf of Connetics by Roche) and the use of the Assets incurred on or after the Closing Date, including any cost, claim, expense, loss or liability arising from any product liability claim or lawsuit or any FDA or other governmental agency action or notification relating to actions taken or omissions to act from and after the Closing Date (except to the extent that the cost, claim, expense, loss or liability claimed relates to a Product supplied to Connetics by Roche where the claim arises from the manufacture of the Product) (collectively the "Assumed Liabilities"). Roche shall retain and be responsible for all liabilities related to the Product and the use of the Assets incurred before the Closing Date, including unripened liabilities due to past actions or sales (collectively the "Retained Liabilities").

      3.7 Costs. Unless otherwise stated, it is the intention of the Parties that obligations of Roche to cooperate and facilitate the transfer of the Assets to Connetics pursuant to this


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Agreement shall be done at no additional cost to Connetics, assuming that the activities and actions requested of Roche to facilitate such transfer are commercially reasonable under the circumstances.

                          ARTICLE 4 - SUPPLY OF PRODUCT

      4.1 Product Inventory Supply. As soon as practicable, Roche shall provide to Connetics or its delegate all Inventory, including the supply of existing Product designated for sale in the Territory then in the possession and control of Roche which have thereon labeling prepared by Roche. Schedule 4.1 sets forth the Inventory being transferred to Connetics under this Agreement and the price to be paid by Connetics for the Inventory. Schedule 4.1 shall be updated as of the Closing Date to reflect any shipments by Roche between the Signing Date and the Closing Date.

      4.2 Continuing Product Supply. In order for Roche to provide the current versions (subject to labeling changes to reflect Connetics as Product owner) of Product to Connetics, by no later than the Closing Date, Connetics and Roche shall enter into a supply agreement (the "Supply Agreement") and corresponding quality agreement (the "Quality Agreement") containing typical terms and conditions to be negotiated in good faith. Subject to the terms and conditions of the Supply Agreement, Connetics shall have the right at any time before December 31, 2004, to order and specify the manufacturing and delivery date for, and Roche shall supply to Connetics, as much Product as Connetics reasonably requires to meet the projected demand for Product (provided that such demand does not exceed Roche's capacity), at a price set forth in Schedule 4.1. After 2004, Roche shall not be obligated to supply Connetics with Product.



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      4.3 API and IDP Supply. Roche shall continue to store, under suitable conditions, in accordance with the terms and conditions of the Quality Agreement, API and IDP through December 31, 2004. Connetics shall have the option at any time before December 31, 2004, to order and specify the manufacturing and delivery date for, and Roche shall supply to Connetics, sufficient (in Connetics' reasonable determination, but not to exceed Roche's capacity) API and IDP to enable Connetics to transfer the manufacture of Product to a third party with no interruption of Product supply.

      4.4 Shipment. All shipments of Inventory to Connetics under Article 4 will be Ex Works (Incoterms 2000) Nutley, New Jersey. Roche will cooperate fully and promptly with Connetics to make arrangements for the transfer of Inventory after the Closing to a location that Connetics designates. Shipment terms for Product, API and IDP purchased pursuant to Sections 4.2 and 4.3 shall be defined in the Supply Agreement.

      4.5 Defective Product. Within thirty (30) days from receipt by Connetics of any shipment of API, IDP or Product by Roche under this Article 4, Connetics may notify Roche in writing of Connetics' claims that part or all of the Product shipment fails to meet cGMP, NDA or Product registration requirements, specification or quality standards ("Notice of Defect"). The basis for such claims, and the process for resolving them, shall be as set forth in the Supply Agreement and the associated quality agreement.

      4.6 Recalls. If either Connetics or Roche believes a recall of a Product provided to Connetics under Section 4.1 is required or desirable, the Parties shall cooperate fully and promptly regarding the investigation and disposition of such matter. If any recall of a Product is agreed by the Parties or required by any governmental authority, the cost of such recall shall be borne by the Party(s) which has caused the conditions causing such recall. The other Party shall be entitled to such credits, replacements, reimbursements and allowances from the causing Party as shall be necessary in order to assure that all cost reasonably incurred by the other Party to effect such recall are paid or reimbursed by the causing Party.

                              ARTICLE 5 - PAYMENTS

      5.1 Payment. Connetics shall pay to Roche a total of one hundred and twenty-three million dollars ($123,000,000) on the Closing Date.


      5.2 Inventory Payments. Connetics shall buy the Inventory pursuant to
Section 4.1 (less any amounts shipped by Roche between the Signing Date and the Closing Date) and will make the payment to Roche within thirty (30) days after Connetics receives such Inventory. The cost for Inventory is set forth in
Schedule 4.1.

      5.3 Supply Payments. Connetics shall pay Roche for any supply of Product delivered subject to the terms and conditions of any supply agreement entered into by the Parties.

      5.4 Payment. All payments due hereunder shall be paid by wire transfer to:

                  Hoffmann-La Roche Inc.
                  Account No. 30551217 at
                  Citibank, N.A., New York, NY

                  ABA Routing No. 021000089

Payments not made within thirty (30) days after they are due shall be subject to interest at the highest rate permitted by law commencing as of the due date.

                           ARTICLE 6 - INDEMNIFICATION

      6.1 Product Liability. Without limiting any of the obligations of either Party under this Agreement, each Party shall indemnify and hold harmless the other Party, the other Party's past, present and future directors, officers, employees and agents and all persons acting on their behalf, from and against any and all losses, claims, obligations, liens, encumbrances, liabilities, penalties, causes of action, costs and expenses (including, without limitation, costs and expenses of defense, orders, judgments, fines, amounts paid in settlements and reasonable attorneys' fees and expenses), and damages, including, without limitation, injury to or death of persons (including, without limitation, employees or agents of either Party) and/or damage to or loss (including, without limitation, loss of use of or destruction of any property (including without limitation, property of Roche or Connetics, or their respective employees or agents)) whether the foregoing are based in contract, warranty, negligence, strict liability, other tort, or any other legal theory, in connection with any of the activities contemplated or encompassed under this Agreement, arising out of, or incident to, (a) in the case of Roche, the negligent act or omission of Roche, its past, present and future directors, officers, employees and agents and all persons acting on their behalf ("Related Parties"), with respect to the Product provided under

Section 4.1, including the manufacture by Roche and its Related Parties of the Product provided under Section 4.1, (b) also in the case of Roche, the research, manufacture, use or sale of Product by Roche and its Related Parties before the Closing Date, or (c) in the case of Connetics, the manufacture, use or sale of Product by Connetics, its past, present and future directors, officers, employees and agents and all persons acting on their behalf, on or after the Closing Date, unless such Product is manufactured by Roche, in which case Roche shall be responsible for such manufacture to the extent it is solely within Roche's control.

      6.2 Handling. Subject to Section 6.1, each Party assumes the responsibility of any personal injury or property damage arising from its own handling and own use of the Product.


      6.3 Notice. Whenever any claim shall arise for indemnification under
Section 6.1, the Party being indemnified ("Indemnitee") shall promptly notify the indemnifying Party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim ("Notice"). The Indemnitee shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnitor (which shall not be unreasonably withheld) unless suit shall have been instituted against the Indemnitee and the Indemnitor shall not have taken control of such suit after notification thereof as provided in Section 6.4.

      6.4 Defense. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnitor at its sole cost and expense, may, upon written notice to the

Indemnitee, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnitee in writing its obligations to indemnify the Indemnitee with respect to all elements of such claim. Such acknowledgment shall be without prejudice to establishing that no obligation to indemnify exists during such legal proceedings. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnitor does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnitee may defend against such claim or litigation, after giving notice of the same to the Indemnitor, on such terms as the party may deem appropriate, and (b) the Indemnitor shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnitor thereafter seeks to question the manner in which the Indemnitee defended such third party claim or the amount or nature of any such settlement, the Indemnitor shall have the burden to prove by clear and convincing evidence that the Indemnitee did not defend or settle such third party claim in a reasonably prudent manner.

      6.5 Liability for Inventory. Roche shall assume the risk of loss in respect of Inventory in Roche's possession and control after the Closing Date but before shipment of the Inventory pursuant to Section 4.4, at which point the risk of loss shall shift to Connetics.

      6.6 No Special Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LOST PROFITS OR PUNITIVE DAMAGES THAT MAY BE AWARDED TO A THIRD PARTY AND FOR WHICH A

PARTY OTHERWISE IS LIABLE TO PROVIDE INDEMNIFICATION UNDER THIS ARTICLE 6.

                   ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

      7.1 Authority. Each Party warrants and represents that it has the authority to enter into this Agreement and to carry out the terms and obligations hereunder. Each Party warrants and represents that it has obtained all necessary consents and approvals, and performed all requisite corporate action necessary to duly authorize the execution, delivery and performance of this Agreement. Each Party warrants and represents that this Agreement is a legal, valid and binding obligation of the respective Party, enforceable against it in accordance with the terms of this Agreement.

      7.2 Regulatory Approvals. Roche represents that to its knowledge, as of the Signing Date, the NDA described in Section 1.14 is in full force and effect and Roche has received no notice from the FDA that challenges or questions the status of the NDA. The documents (including adverse events reported to the FDA) listed on Exhibit 1, copies of which have been previously delivered or made available to Connetics, include all material regulatory issues with respect to the Product. Such copies are true and correct in all material respects.

      7.3 Litigation.

      (a) Roche represents that as of the Signing Date, to the best of its knowledge, (i) there is no pending Proceeding (as defined below), (ii) other than as disclosed to Connetics during the due diligence process, no person has threatened to commence any Proceeding, and (iii) there is no basis for any Proceeding, that (A) relates to or might affect any of the Assets, or (B) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the best of Roche's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as the basis for the commencement of any such Proceeding. For purposes of this Agreement, "Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or any arbitrator or arbitration panel.

      (b) To the best of Roche's knowledge, during the last eight years, there has not been any occurrence of, nor is there under consideration or investigation by Roche of, any Product recall, or post-sale warning conducted by or on behalf of Roche concerning the Product or any Product recall conducted by or on behalf of any entity as a result of any alleged defect in any Product.

      7.4 Inventory. The Inventory of finished goods set forth in Schedule 4.1, as of January 22, 2004, is of a type, quality and quantity useable and saleable (without discount in excess of discounts customarily provided by Roche) in the ordinary course of business related to the Product. The Product has a minimum of twenty-four (24) months shelf life as of the Closing Date. Roche represents to Connetics that Tigason(TM)-brand etretinate and any Roche product containing etretinate are no longer commercially available in the Territory, and covenants that Roche will not in the future commercialize those products in the field of dermatology in the

Territory or grant any rights to another party to commercialize those products in the field of dermatology in the Territory.

      7.5 Product Formulas. As of the Closing Date, Roche shall have provided Connetics with the current formulations and production methodologies of the Product, which are sufficient to enable Connetics to manufacture the Product as it is currently manufactured by or on behalf of Roche including, without limitation, all existing information in written or electronic form that relates to chemical processes for the production of API and intermediates in the preparation of the Product, the in-process analytical controls for the production of the API and the Product, the process, formulation and development reports generated for the preparation of the Product, the analytical methods and validation for the quality control release of the API and the Product, and the stability protocols, stability indicating methods and stability dates for the API and the Product.

      7.6 Contracts. Schedule 7.6 sets forth a list of all contracts which relate solely to the Product in the Territory. Connetics shall have no responsibility or liability for contracts related to Soriatane which are not listed on Schedule 7.6.


      7.7 Intellectual Property. To the best of Roche's knowledge, there are no infringements, threats of infringements or asserted or unasserted claims by Roche of infringements or misappropriation of any intellectual property in the Territory with respect to the Product, nor are there any asserted or unasserted claims by Roche contesting or challenging the right, title, or interest of any other person in any of the intellectual property relating to the Product, including the Trademarks, Domain Names, or Transfer Know-How.

      7.8 Ordinary Course. From December 1, 2003, through the Signing Date, Roche has conducted the business relating to the Assets only in the ordinary course and there have been no events or circumstances of any kind that have materially and adversely affected the business related to the Assets. In particular, without limiting the general nature of the foregoing statement, Roche shall not have transferred any inventory except in the normal course, shall have continued to meet the contractual obligations of the Assets as they mature in the normal course, and shall not have implemented any price increases or decreases for the Product or any new trade or consumer promotions, nor changed the terms or conditions of any such promotion. Notwithstanding the above, Connetics acknowledges and understands that Roche has dismissed its sales force and discontinued marketing and promotion of the Product. Roche shall update Schedule 4.1 to reflect the shipments of Product made between the Signing Date and the Closing Date, and Roche shall provide Connetics with backup information showing weekly Product shipments from the Signing Date through the Closing Date. Roche shall also furnish Connetics with a current record, accurate as of the Signing Date, of the unit sales of Product for the month of December 2003 and for the period from January 1, 2004, through the Signing Date.

      7.9 Limitation of Warranty and Disclaimers. EXCEPT FOR THE WARRANTIES EXPRESSLY SET OUT IN THIS AGREEMENT, ROCHE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS TRANSFERRED TO CONNETICS HEREUNDER. TRANSFER KNOW-HOW IS

BEING PROVIDED TO CONNETICS WITH NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PRODUCT IS BEING PROVIDED WITH NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (OTHER THAN THAT THE PRODUCT IS FIT FOR THE PURPOSE SET FORTH IN THE NDA). ROCHE MAKES NO REPRESENTATION OR WARRANTY AS TO THE PROSPECTS, FINANCIAL OR OTHERWISE, FOR MARKETING THE PRODUCT IN THE TERRITORY. ROCHE DOES NOT WARRANT OR REPRESENT THAT SUBSTANTIALLY SIMILAR OR IDENTICAL PRODUCTS WILL NOT BE REGISTERED AND SOLD IN THE TERRITORY. EXCEPT AS OTHERWISE STATED HEREIN, ROCHE MAKES NO REPRESENTATION OR WARRANTY REGARDING ITS OR ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS (INCLUDING PATENT AND TRADEMARK RIGHTS) RELATING TO THE USE, MANUFACTURE OR SALE OF THE PRODUCT.

      7.10 Risks. While Roche shall cooperate with Connetics in accordance with
Article 3, Roche, inter alia, can not ensure Connetics' ability to (i) obtain or maintain FDA approval to commercialize the Product, (ii) successfully manufacture the Product or (iii) market the Product to obtaining any level of sales. Connetics agrees that Roche does not assume any risks or responsibility for Connetics obtaining or not obtaining any sales of the Product for any reason other than breach of the representations or warranties set forth in this Article 7.

      7.11 Due Diligence. Connetics warrants and represents that Connetics has conducted a due diligence investigation concerning the Assets and concerning the Product.


      7.12 Financing. Connetics warrants and represents that as of the Signing Date, it has sufficient funds and financial commitments to make the payment called for by Section 5.1 of this Agreement, as well as the payments called for by Sections 5.2 and 5.3. Connetics shall deposit into escrow the sum of Forty Million Dollars ($40,000,000.00) no later than February 10, 2004. On the Closing Date, the funds in the escrow account will be credited towards the payment called for by Section 5.1.

      7.13 Brokers. Connetics and Roche each warrant and represent that it has not engaged any investment banker, broker, finder, intermediary, or the like in connection with the transactions contemplated hereby who might be entitled to a fee or any commission upon consummation of the transactions contemplated hereby.

      7.14 HSR Act. Connetics and Roche each covenant to make any required application pursuant to the HSR Act no later than ten (10) days after the Signing Date. Roche covenants that it will cooperate fully and promptly in the HSR notification process, and that it will promptly coordinate and cooperate with Connetics in exchanging information and providing reasonable assistance as Connetics may request in connection with the process.

    ARTICLE 8 - CONDITIONS TO CLOSING AND CLOSING, AND POST-CLOSING COVENANTS

      8.1 Conditions Subsequent. If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applies to the transactions contemplated by this Agreement, the effectiveness of this Agreement and the transactions contemplated hereunder shall be subject to and shall be contingent upon the satisfaction under the following condition subsequent to the execution of this Agreement. The condition subsequent shall be the earlier to occur of the approval of the transaction by the Federal Trade Commission or the appropriate federal antitrust authority, or the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act. Subject to the terms and conditions of this Agreement, each Party shall use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy the condition subsequent and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Each Party shall cooperate with the other Party in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Closing Date for the purpose of consummating this transaction, including, filings pursuant to the HSR Act. Each Party shall bear its own costs with respect to preparing, executing and filing such documents. Either Party may terminate this Agreement in its entirety, upon ten (10) days prior written notice to the other Party if the condition subsequent under this Section 8.1 has not been fulfilled within three
(3) months of the Signing Date, in which case, upon termination, there shall be no liabilities for obligations on the part of either Party except if there has been a breach of this Section 8.1.

      8.2 Conditions Precedent for Connetics. The obligations of Connetics under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction by Roche on or prior to the Closing of the following conditions (all or any of which may be waived by Connetics in whole or in part but such waiver shall be in writing):

      (a) Representations and Warranties. The representations and warranties made by Roche in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as though said representations and warranties had been made on the Closing.

      (b) Performance. Roche shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.


      (c) Execution of Supply and Pharmacovigilance Agreements. Roche and Connetics shall have entered into a Supply Agreement and a Quality Agreement as described in Section 4.2, and a Pharmacovigilance Agreement as described in
Section 3.4.


         8.3 Conditions Precedent for Roche. The obligations of Roche under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction by Roche on or prior to the Closing of the following conditions (all or any of which may be waived by Roche in whole or in part but such waiver shall be in writing):

      (a) Representations and Warranties. The representations and warranties made by Connetics in this Agreement shall have been true and correct in all material respects as of the Closing with the same force and effect as though said representations and warranties had been made on the Closing.

      (b) Performance. Connetics shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.


      (c) Financial Condition. No material adverse change shall have occurred to the financial condition of Connetics or the ability of Connetics to discharge its obligations hereunder, from the Signing Date to the Closing Date.


      8.4 The Closing. Subject to the satisfaction of all of the conditions to each Party's obligations set forth in Article 8 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the Party or Parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as possible following the execution of this Agreement and satisfaction of the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 above at the offices of Roche or its Affiliate or at such other time, date and place as the Parties may agree in writing. The transfer of the Assets shall be deemed to have occurred as of the Closing Date.

      8.5 Deliveries by Roche. As soon as commercially practicable after the Signing Date, Roche shall deliver to Connetics all physical embodiments of the Assets (other than the Inventory, the transfer of which shall be coordinated before the Closing Date), together with all tangible technical data, formulations, Product literature and other documentation related to the Assets. No later than thirty (30) days after the Closing Date, Roche shall deliver to Connetics, in form reasonably satisfactory to Connetics, the remaining Assets and executed assignments transferring ownership of the Assets, in recordable form when necessary, and any other documents reasonably requested by either party in order to carry out the intent of this Agreement. Notwithstanding the preceding, with respect to the Trademark, Related Marks and Domain Names, following the Closing, Connetics shall prepare and Roche shall execute documents required in order to assign and record the assignment of the Trademark, Related Marks and Domain Names.

      8.6 Deliveries by Connetics. At Closing, Connetics shall deliver or cause to be delivered to Roche the up-front payment in accordance with Section 5.1.


      8.7 Effect of Closing. The transfer of the Assets shall be effective as of the Closing Date, notwithstanding that some of the formalities necessary to effectuate the transfer will not be accomplished until after the Closing. It is understood and agreed that all revenues and costs for sale of Product in the Territory prior to the Closing Date shall be for the account of Roche and all revenues and costs on or following the Closing Date shall be for the account of Connetics; and the Parties agree that they shall take such actions and do all things necessary, including reconciling payments and reports, in order to carry out this intent.

      8.8 Post-Closing Covenants. No later than thirty (30) days after the Closing Date, Roche shall furnish Connetics with financial information in such form, audited and unaudited, as is necessary to satisfy the SEC's Regulation S-X reporting requirements for Connetics with respect to the business related to the Assets. If Roche does not maintain such information in the form required by the SEC, Connetics shall pay Roche its reasonable cost for preparing such information.

                            ARTICLE 9 - MISCELLANEOUS

      9.1 Force Majeure. The performance by either Party of any covenant or obligation on its part to be performed hereunder shall be excused if contingencies beyond its control occur, such as strikes or other work stoppage, lock-outs, riots, wars, whether war is declared or not, terrorism, acts of God, invasion, fire, explosions, floods, storms, delay of carrier, and acts of government or governmental agencies or instrumentalities. Each Party will notify the other immediately should any contingency occur and of the period such inability to perform is expected to continue. Both Parties will be excused of their covenants and obligations during the period in which such inability to perform exists.

      9.2 Choice of Law. Any dispute regarding this Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.


      9.3 Notices. Any notice required or permitted to be given hereunder shall be considered properly given if hand delivered or sent by nationally recognized air courier, signature confirmation requested, or by certified return receipt mail to the respective address of each Party as follows:

               Connetics Corporation
               3290 West Bayshore Road
               Palo Alto, California  94303
               Attention: President

               With a copy to:  General Counsel

                       and

               Hoffmann-La Roche Inc.
               340 Kingsland Street
               Nutley, NJ   07110
               Attention: Corporate Secretary

or to such other person or address as the addressee shall have last furnished in writing to the addressor, with the notice to be effective upon receipt.

      9.4 Press Releases

      (a) Roche, no earlier than the date of the Closing Date, will issue a press release intended to reach pertinent audiences which prescribe, dispense or distribute the Product. The press release shall be subject to review and approval by Connetics (which approval shall not be unreasonably withheld) and shall advise of the transfer of the Product and the NDA to Connetics and the availability of the Product from Connetics.

      (b) In addition to the press release described in Section 9.4(a), Connetics will issue a press release substantially identical to the press release attached hereto as Exhibit 3 on a mutually agreed date after the Signing Date (the "Initial Release"). Prior to issuing the Initial Release, Connetics shall obtain consent and final approval from Roche of the Initial Release.

      (c) Following the dissemination of the Initial Release, the Parties will jointly agree upon any other press release and any other public announcement which refers to this Agreement or to the relationship of the Parties. Each Party shall obtain the other Party's prior written approval for such press releases and public announcements, which approval will not be unreasonably withheld or delayed. Such approval shall not be needed if a Party reasonably believes the press release or public announcement is required by force of law. In such instance the other Party shall have a reasonable opportunity to comment on the proposed disclosure. Notwithstanding the foregoing or the provisions of the Non-Disclosure Agreement, Roche acknowledges and agrees that Connetics may publicly file a copy of this Agreement as an exhibit to its reports with the U.S. Securities and Exchange Commission (the "SEC") if Connetics determines such filing to be necessary, provided that (i) Connetics shall supply to Roche an advance copy of the form of the Agreement as proposed to be filed with the SEC,
(ii) Connetics shall give Roche the opportunity to comment on such proposed filing, and (iii) Connetics shall take all reasonable and lawful actions to obtain confidential treatment with respect to the provisions of this Agreement which Connetics or Roche reasonably deem to be competitively sensitive information. Moreover, the Parties agree that Connetics may refer to Roche in future filings and releases using language previously authorized by Roche, without the need for securing Roche's additional approval.

      9.5 Captions. All titles and captions in this Agreement are for convenience only and shall not be of any force or substance.

      9.6 Severability. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any law, such provision or requirement shall not be enforced only to the extent that it is in violation of such law and all other provisions and requirements of this Agreement shall remain in full force and effect.

      9.7 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses.


      9.8 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each Party. No failure or delay on the part of either Party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver any other right hereunder.

      9.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, except for (a) the Non-Disclosure Agreement, and (b) the Supply Agreement, the Quality Agreement and the Pharmacovigilance Agreement to be entered into pursuant to Sections 3.4 and 4.2 of this Agreement. No modification or amendment hereof shall be of any force or effect unless it is in writing signed by the parties to be bound thereby.

      9.10 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed and delivered by Connetics and when a counterpart has been signed and delivered by Roche.

                      [Balance of Page Intentionally Blank]

      IN WITNESS WHEREOF, Connetics Corporation and Hoffmann-La Roche Inc. have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

CONNETICS CORPORATION                          HOFFMANN-LA ROCHE INC.

By:    /s/ Thomas G. Wiggans               By:    /s/ Dennis Burns
       -------------------------                  -----------------------------

Name:  Thomas G. Wiggans                   Name:  Dennis Burns
       -------------------------                  -----------------------------

Title: President and CEO                   Title: Global Head of Business Dev.
       -------------------------                  -----------------------------

Date:                                      Date:  February 16, 2004
       -------------------------                  -----------------------------